Press Release

May 5, 2025
Otter Tail Corporation Announces First Quarter Earnings and Affirms Annual Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2025.
SUMMARY
•Produced diluted earnings per share of $1.62 in the first quarter of 2025.
•Affirming consolidated 2025 earnings guidance range of $5.68 to $6.08.
•Paid quarterly dividend of $0.525 per share, a 12% increase from last year.
•Available liquidity of $607 million as of March 31, 2025.
CEO OVERVIEW
“Overall, we are pleased with our first quarter financial results,” said President and CEO Chuck MacFarlane. “Each of our businesses are responding to the dynamic market conditions while remaining focused on serving our customers and effectively executing on our near-term strategies. Collectively, we produced earnings of $68.1 million, or $1.62 per diluted share, in line with our expectations and a good start to the year.
“We are actively monitoring the evolving tariff landscape and resulting impact on our business. While there is uncertainty regarding the extent and duration of the economic impacts, with the strength of our balance sheet, including ample liquidity, and an experienced management team, we are well positioned to weather this period of economic turbulence.
“Otter Tail Power finalized its fully settled North Dakota general rate case with a final compliance filing and implementation of new base rates in the first quarter. Overall, we view the outcome of the case to be constructive. In addition, we continue to execute on our investment and regulatory priorities, including development work on our renewable generation and large transmission projects. Finally, we achieved an important milestone in adding a new large customer to our system, reaching an agreement to provide service to a developer locating next to our Big Stone Plant. We are now working to receive regulatory approval for this load along with other steps necessary to commence service.
“Our Manufacturing segment continues to navigate softening end market demand in our served markets. In addition, domestic steel suppliers have announced price increases following the implementation of tariffs on imported steel. While our business has not been significantly impacted by metal price changes to date, we are monitoring for potential future impacts as higher priced metal enters the market. We completed the expansion of our BTD manufacturing facility in Georgia. The project was completed on time and on budget and we are currently ramping up to full production.
“Our Plastics segment continues to benefit from strong product demand and increased sales volumes while product prices continue to decline in line with our expectations. We are pleased with the first quarter performance of our new large diameter production line at Vinyltech, providing us the capability to better serve customers in our southwest market.
“We are maintaining our consolidated 2025 diluted earnings-per-share guidance range of $5.68 to $6.08, which we expect to produce a consolidated return on equity in the range of 13.8% to 14.6%.
“While our businesses are facing uncertainty in the current environment, we remain confident in our long-term strategy of investing in rate base growth opportunities at Otter Tail Power, which we expect to produce a compounded annual growth rate in rate base of 9 percent from 2025 to 2029, and the benefits of a diversified business model to generate incremental earnings and cash flows to fund our capital investment plan without any external equity needs. Over the long term, we expect this strategy to produce earnings-per-share growth of 6 to 8 percent and a total shareholder return of 9 to 11 percent.”
QUARTERLY DIVIDEND
On May 5, 2025, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.525 per share. This dividend is payable June 10, 2025 to shareholders of record on May 15, 2025.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the three months ended March 31, 2025 was $39.5 million compared to $71.9 million for the three months ended March 31, 2024, with the decrease primarily due to the timing of fuel cost and rider recoveries from our utility customers, the timing of payments of operating costs in our Electric segment, and a decrease in earnings.
Investing activities for the three months ended March 31, 2025 included capital expenditures of $58.0 million. Capital expenditures during the period were largely within our Electric segment, including investments in our wind repowering, advanced metering infrastructure, and transmission line projects.

Financing activities for the three months ended March 31, 2025 included the issuance of $50.0 million of long-term debt at Otter Tail Power; the proceeds of which were used to repay short-term borrowings, fund capital investments, and support operating activities. Financing activities for the three months ended March 31, 2025 also included net repayments of short-term borrowings totaling $10.8 million and dividend payments of $22.0 million.
As of March 31, 2025, we had $170.0 million and $152.4 million of available liquidity under our Otter Tail Corporation and Otter Tail Power credit facilities, respectively, along with $284.8 million of available cash and cash equivalents, for total available liquidity of $607.2 million.
SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended March 31,
($ in thousands)	2025	2024	Change	% Change
Operating Revenues	$149,720	$141,488	$8,232	5.8%
Net Income	24,708	22,470	2,238	10.0

Retail MWh Sales	1,673,004	1,580,851	92,153	5.8%
Heating Degree Days	3,451	2,913	538	18.5
The following table shows heating degree days as a percent of normal.

	Three Months Ended March 31,
	2025	2024
Heating Degree Days	100.9%	84.4%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended March 31, 2025 and 2024.

	2025 vs Normal	2025 vs 2024	2024 vs Normal
Effect on Diluted Earnings Per Share	$—	$0.06	$(0.06)
Operating Revenues increased $8.2 million primarily due to an increase in fuel recovery revenues from an increase in the volume and price of market energy purchases and the impact of favorable weather compared to the same period last year, as the first quarter in 2024 was unseasonably warm in our service territory. Interim revenues in North Dakota increased compared to the same period last year driven by increased customer demand and consumption. These increases in operating revenues were partially offset by a net decrease in rider revenues primarily due to increased production tax credits from our wind generation, which are passed on to customers in the form of lower rates, partially offset by additional recovery of costs associated with our wind repowering projects.
Net Income increased $2.2 million primarily due to the increase in revenues, as described above, partially offset by increased depreciation and interest expense related to capital investments and financing costs associated with our rate base investments.
Manufacturing Segment

	Three Months Ended March 31,
(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$81,685	$99,380	$(17,695)	(17.8)%
Net Income	1,532	5,261	(3,729)	(70.9)
Operating Revenues decreased $17.7 million primarily due to a 13% decrease in sales volumes, with the most significant declines experienced in the recreational vehicle, agriculture, and construction end markets. Sales volumes have continued to soften due to lower end market demand and inventory management efforts by manufacturers and dealers. A 3% decrease in steel costs, which are passed through to customers, as well as a 1% decrease in scrap revenue also contributed to the decrease in operating revenues.
Net Income decreased $3.7 million primarily due to lower sales volumes and lower scrap metal sales, as described above, as well as a decrease in margins. Decreased profit margins were primarily due to reduced leveraging of fixed manufacturing costs resulting from decreased production and sales volumes. The impacts of decreased operating revenues and profit margins were partially offset by a decrease in general and administrative costs.

Plastics Segment

	Three Months Ended March 31,
(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$105,948	$106,200	$(252)	(0.2)%
Net Income	43,439	46,740	(3,301)	(7.1)
Operating Revenues decreased $0.3 million due to an 11% decrease in sales prices compared to the same period last year, continuing the steady decline in product pricing due to continuing changes from peak market conditions in late 2022. The impact of decreased sales prices was largely offset by a 13% increase in sales volumes driven by strong distributor and end market demand coupled with increased production capacity after the completion of our expansion project at Vinyltech in late 2024. Active infrastructure investment and construction across our sales territories have continued to contribute to strong distributor and end market demand.
Net Income decreased $3.3 million primarily due to decreased sales prices, as described above, as well as increased general and administrative expenses, partially offset by decreased PVC resin cost, driven by elevated domestic resin supply.
Corporate

	Three Months Ended March 31,
(in thousands)	2025	2024	$ Change	% Change
Net Loss	$(1,580)	$(133)	$(1,447)	n/m
Net Loss increased $1.4 million primarily due to increased employee benefit expenses, including increases in our employee health insurance claim costs.
2025 OUTLOOK
We continue to anticipate 2025 diluted earnings per share to be in the range of $5.68 to $6.08. We expect our earnings mix in 2025 to be approximately 39% from our Electric segment and 61% from our Manufacturing and Plastics segments, net of corporate costs. Our anticipated earnings mix in 2025 deviates from our long-term expected earnings mix of 65% Electric / 35% Non-Electric as we expect Plastics segment earnings to remain elevated in 2025 compared to our long-term view of normal earnings for this segment.
The segment components of our 2025 diluted earnings per share guidance compared with actual earnings for 2024 are as follows:

	2024 EPS by Segment	2025 EPS Guidance
		Low	High
Electric	$2.16	$2.29	$2.35
Manufacturing	0.33	0.21	0.27
Plastics	4.77	3.26	3.50
Corporate	(0.09)	(0.08)	(0.04)
Total	$7.17	$5.68	$6.08
Return on Equity	19.3%	13.8%	14.6%
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 6, 2025, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “opportunity,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2025 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The

Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government legislation and regulation including foreign trade policy and environmental; health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Tyler Nelson, VP of Finance and Treasurer, (701) 451-3576
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
(in thousands, except per-share amounts)	2025	2024
Operating Revenues
Electric	$149,720	$141,488
Product Sales	187,633	205,580
Total Operating Revenues	337,353	347,068
Operating Expenses
Electric Production Fuel	14,321	17,694
Electric Purchased Power	30,870	22,521
Electric Operating and Maintenance Expense	48,881	47,977
Cost of Products Sold (excluding depreciation)	104,387	114,723
Nonelectric Selling, General, and Administrative Expenses	21,292	18,914
Depreciation and Amortization	29,375	25,897
Electric Property Taxes	4,228	4,367
Total Operating Expenses	253,354	252,093
Operating Income	83,999	94,975
Other Income and (Expense)
Interest Expense	(11,553)	(9,850)
Nonservice Components of Postretirement Benefits	1,282	2,442
Other Income (Expense), net	4,456	4,579
Income Before Income Taxes	78,184	92,146
Income Tax Expense	10,085	17,808
Net Income	$68,099	$74,338

Weighted-Average Common Shares Outstanding:
Basic	41,826	41,724
Diluted	42,062	42,033
Earnings Per Share:
Basic	$1.63	$1.78
Diluted	$1.62	$1.77

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
(in thousands)	2025	2024
Assets
Current Assets
Cash and Cash Equivalents	$284,814	$294,651
Receivables, net of allowance for credit losses	184,051	145,964
Inventories	147,695	148,885
Regulatory Assets	11,539	9,962
Other Current Assets	23,175	30,579
Total Current Assets	651,274	630,041
Noncurrent Assets
Investments	125,113	121,177
Property, Plant and Equipment, net of accumulated depreciation	2,709,311	2,692,460
Regulatory Assets	99,424	98,673
Intangible Assets, net of accumulated amortization	5,467	5,743
Goodwill	37,572	37,572
Other Noncurrent Assets	68,633	66,416
Total Noncurrent Assets	3,045,520	3,022,041
Total Assets	$3,696,794	$3,652,082

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$58,853	$69,615
Accounts Payable	80,763	113,574
Accrued Salaries and Wages	23,502	34,398
Accrued Taxes	19,804	17,314
Regulatory Liabilities	27,028	29,307
Other Current Liabilities	38,470	45,582
Total Current Liabilities	248,420	309,790
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	32,406	32,614
Other Postretirement Benefits Liability	26,957	27,385
Regulatory Liabilities	290,678	288,928
Deferred Income Taxes	271,605	267,745
Deferred Tax Credits	14,798	14,990
Other Noncurrent Liabilities	101,056	98,397
Total Noncurrent Liabilities and Deferred Credits	737,500	730,059
Commitments and Contingencies
Capitalization
Long-Term Debt	993,513	943,734
Shareholders’ Equity
Common Shares	209,370	209,140
Additional Paid-In Capital	431,423	429,089
Retained Earnings	1,075,834	1,029,738
Accumulated Other Comprehensive Income	734	532
Total Shareholders' Equity	1,717,361	1,668,499
Total Capitalization	2,710,874	2,612,233
Total Liabilities and Shareholders' Equity	$3,696,794	$3,652,082

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Operating Activities
Net Income	$68,099	$74,338
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	29,375	25,897
Deferred Tax Credits	(192)	(187)
Deferred Income Taxes	1,797	7,859
Investment Gains	37	(2,385)
Stock Compensation Expense	5,758	5,514
Other, net	(969)	(874)
Change in Operating Assets and Liabilities:
Receivables	(38,087)	(38,531)
Inventories	1,526	1,920
Regulatory Assets	(3,091)	7,338
Other Assets	5,732	537
Accounts Payable	(16,360)	8,195
Accrued and Other Liabilities	(13,888)	(24,372)
Regulatory Liabilities	1,652	9,365
Pension and Other Postretirement Benefits	(1,920)	(2,701)
Net Cash Provided by Operating Activities	39,469	71,913
Investing Activities
Capital Expenditures	(58,012)	(74,044)
Proceeds from Disposal of Noncurrent Assets	1,276	2,499
Purchases of Investments and Other Assets	(4,175)	(4,331)
Net Cash Used in Investing Activities	(60,911)	(75,876)
Financing Activities
Net Repayments of Short-Term Debt	(10,762)	(81,422)
Proceeds from Issuance of Long-Term Debt	50,000	120,000
Dividends Paid	(22,003)	(19,553)
Payments for Shares Withheld for Employee Tax Obligations	(3,134)	(5,754)
Other, net	(2,496)	(1,523)
Net Cash Provided by Financing Activities	11,605	11,748
Net Change in Cash and Cash Equivalents	(9,837)	7,785
Cash and Cash Equivalents at Beginning of Period	294,651	230,373
Cash and Cash Equivalents at End of Period	$284,814	$238,158

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Operating Revenues
Electric	$149,720	$141,488
Manufacturing	81,685	99,380
Plastics	105,948	106,200
Total Operating Revenues	$337,353	$347,068

Operating Income (Loss)
Electric	$29,043	$29,042
Manufacturing	2,426	7,413
Plastics	58,876	63,305
Corporate	(6,346)	(4,785)
Total Operating Income	$83,999	$94,975

Net Income
Electric	$24,708	$22,470
Manufacturing	1,532	5,261
Plastics	43,439	46,740
Corporate	(1,580)	(133)
Total Net Income	$68,099	$74,338